UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 13, 2013

SUSQUEHANNA BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-33872	23-2201716
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
26 North Cedar Street, Lititz, Pennsylvania	17543
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 626-4721

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On May 13, 2013, Drew K. Hostetter, Executive Vice President and Chief Financial Officer of Susquehanna Bancshares, Inc. (“Susquehanna”) informed the board of directors (the “Board”) of his intention to retire effective December 31, 2013.

(c)       Subsequently, as a result of Mr. Hostetter’s intended retirement, the Board appointed Michael W. Harrington as Executive Vice President, Treasurer and Chief Financial Officer, effective January 1, 2014. Mr. Harrington, age 50, has served as the Executive Vice President and Treasurer of Susquehanna since June 2012 and as Chief Financial Officer and Treasurer of Susquehanna Bank since January 2013. From April 2011 through June 2012, Mr. Harrington served as Treasurer and Chief Investment Officer of First Niagara Financial Group, a multi-state community-oriented bank, where he was responsible for market and liquidity risk, capital management and planning, balance sheet optimization and management of the wholesale bank including all investment and funding activities. He previously served as Chief Financial Officer of First Niagara Financial Group from December 2006 through April 2011, where he was responsible for accounting operations, capital and liquidity management, financial planning and analysis, business intelligence and investor relations.

          There is no arrangement or understanding between Mr. Harrington and any other persons pursuant to which he was elected as Executive Vice President, Treasurer and Chief Financial Officer of Susquehanna. There is no relationship between Mr. Harrington and Susquehanna that would require disclosure pursuant to Item 404(a) of Regulation S-K.

         Susquehanna issued a press release on May 14, 2013, announcing Mr. Hostetter’s planned retirement and Mr. Harrington’s appointment, which release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit	Description
99.1	Press Release, dated May 14, 2013.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSQUEHANNA BANCSHARES, INC.
(Registrant)

		By:	/s/ William J. Reuter
William J. Reuter
Chairman and Chief Executive Officer

Dated:	May 14, 2013